WNC HOUSING TAX CREDIT FUND VI, L.P.,
                                    SERIES 7
                        Supplement Dated August 28, 2000
                      To Prospectus Dated September 3, 1999

     This supplement is part of, and should be read in conjunction with, the prospectus of WNC Housing Tax Credit Fund VI, L.P., Series 7 dated September 3, 1999 and the supplements to prospectus dated September 3, 1999 and April 15, 2000. The supplement dated September 3, 1999 is not for use in all states. All other supplements are superseded.

TABLE OF CONTENTS
                                                                            Page
Status of Series 7 Offering....................................................1
Local Limited Partnership Investments..........................................1

STATUS OF SERIES 7 OFFERING

     As of the date hereof, Series 7 has received subscriptions in the amount of $12,708,955 (12,709 Units), of which $554,000 currently is represented by investor promissory notes.

LOCAL LIMITED PARTNERSHIP INVESTMENTS

     Series 7 has identified for acquisition or acquired an interest in: Hickory Lane Partners, L.P., an Iowa limited partnership ("Hickory"); Ozark Properties III, an Arkansas limited partnership ("Ozark"); Pierce Street Partners, L.P., an Iowa limited partnership ("Pierce"); Stroud Housing Associates Limited Partnership, an Oklahoma limited partnership ("Stroud"); and Tahlequah Properties IV, a Limited Partnership, an Oklahoma limited partnership ("Tahlequah"). These entities are referred to herein as local limited partnerships.

     Hickory owns the Shire Apartments in Sioux City, Iowa; Ozark owns the Hillview Apartments in Ozark, Arkansas; Pierce owns the Martin Tower Apartments in Sioux City, Iowa; Stroud owns the Garland Square of Stroud Apartments in Stroud, Oklahoma; and Tahlequah owns the Savannah Park Apartments in Tahlequah, Oklahoma.

     WNC & Associates, Inc. believes that Series 7 is reasonably likely to acquire or retain an interest in the local limited partnerships identified herein. However, Series 7 may not do so as a result of one or more factors. For example, a local limited partnership identified herein may fail to satisfy one or more conditions precedent to the investment of Series 7. Moreover, the terms of an acquisition may differ from those as described. Accordingly, investors should not rely on the ability of Series 7 to acquire or retain an investment in the local limited partnerships identified herein on the indicated terms in deciding whether to invest in Series 7.

     The following tables contain information concerning the local limited partnerships identified herein and their respective properties:


--------------------------------------------------------------------------------------------------------------------------
                                          ESTIMATED
                                          OR ACTUAL     ESTIMATED                               PERMANENT
LOCAL       PROJECT                       CONSTRUC-     DEVELOP-                                MORTGAGE     ANTICIPATED
LIMITED     NAME AND                      TION          MENT COST     NUMBER OF      BASIC      LOAN         AGGREGATE
PARTNER-    NUMBER          LOCATION      COMPLETION    (INCLUDING    APARTMENT      MONTHLY    PRINCIPAL    TAX CREDITS
SHIP        OF BUILDINGS    OF PROPERTY   DATE          LAND COST)    UNITS          RENTS      AMOUNT       (1)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
HICKORY       Shire         Sioux City    December       $2,369,600    40 1BR         $576      $1,520,000    $844,400
              Apartments    (Woodbury     2000                         units                    SNB (5)       LIHTC
                             County),
              1 building     Iowa                                      HAP on 40
              (2) (3)                                                  units (4)

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
OZARK         Hillview       Ozark        January        $1,289,000    8 2BR          $295      $421,626      $389,997
              Apartments     (Franklin    2001                         units                    RD (6)        LIHTC
                              County),                                 12 3BR
              7 buildings     Arkansas                                 units
                                                                       4 4BR
                                                                       units

                                                                       RAP on 18
                                                                       units (4)
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
                                          ESTIMATED
                                          OR ACTUAL     ESTIMATED                               PERMANENT
LOCAL       PROJECT                       CONSTRUC-     DEVELOP-                                MORTGAGE     ANTICIPATED
LIMITED     NAME AND                      TION          MENT COST     NUMBER OF      BASIC      LOAN         AGGREGATE
PARTNER-    NUMBER          LOCATION      COMPLETION    (INCLUDING    APARTMENT      MONTHLY    PRINCIPAL    TAX CREDITS
SHIP        OF BUILDINGS    OF PROPERTY   DATE          LAND COST)    UNITS          RENTS      AMOUNT       (1)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
PIERCE       Martin Tower   Sioux City    December      $5,131,500    80 1BR          $702      $2,680,000   $1,674,675
             Apartments     (Woodbury     2000                        units                     SNB (5)      LIHTC
                             County),
             1 building      Iowa                                     HAP on 80                              $248,455
             (2) (3)                                                  units (4)                              FHTC (7)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
STROUD       Garland        Stroud        December      $1,301,000    4 EFF          $280        $550,000    $779,9240
             Square         (Lincoln      2000                        units                      BO (8)      LIHTC
             of Stroud       County),                                 6 1BR          $230-$295
             Apartments      Oklahoma                                 units
                                                                      13 2BR         $348
             8 building                                               units
             (3)                                                      10 3BR         $400
                                                                      units
                                                                      3 4BR          $444
                                                                      units
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
TAHLEQUAH    Savannah       Tahlequah     May           $1,289,000    20 1BR         $259-$321   $600,000    $343,697
             Park           (Cherokee     2001                        units                      RD (6)      LIHTC
             Apartments      County),                                 4 2BR          $387
                             Oklahoma                                 units
             6 buildings
                                                                      RAP on 18                  $250,000
                                                                      units (4)                  CHCA (9)
--------------------------------------------------------------------------------------------------------------------------

(1) Low income housing tax credits are available over a 10-year period. In the first credit year, Series 7 will receive only that percentage of the annual credit which corresponds to the number of months during which Series 7 was a limited partner of the local limited partnership, and during which the apartment complex was completed and in service. See the discussion under "The Low Income Housing Tax Credit - Utilization of the Low Income Housing Tax Credit" in the prospectus.

(2) The apartment complex is designed for senior citizens.

(3) The apartment complex is a rehabilitation property.

(4) The U.S. Department of Housing & Urban Development provides rent subsidies known as Housing Assistance Payments (HAP) and the U.S. Department of Agriculture, Rural Development provides rent subsidies known as Rental Assistance Payments (RAP) to certain projects. Funds from such payments are applied to cover any difference between rents required to be paid by tenants and the basic rent established for the applicable project. See "Other Government Assistance Programs" in the prospectus.

(5) Security National Bank will provide the mortgage loan for a term of 15 years at an annual interest rate of 7.75% initially, with the rate adjusted every 60 months based on the average 5-year Treasury rate plus 2.75%. Principal and interest will be payable monthly based on a 30-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

(6) The U.S. Department of Agriculture, Rural Development will provide the mortgage loan for a term of 30 years at a market rate of interest prior to reduction of the interest rate by a mortgage interest subsidy to an annual rate of 1%. Principal and interest will be payable monthly based on a 50-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

(7) The apartment complex will also generate Federal historic tax credits. See "Federal Income Tax Considerations - Historic Tax Credits" in the prospectus.

(8) Bank of Oklahoma will provide the mortgage loan for a term of 15 years at an annual interest rate of 7.75%. Principal and interest will be payable monthly based on a 30-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

(9) Cookson Hills Community Action will provide the second mortgage loan for a term of 30 years at an annual interest rate of 3%. Principal and interest will be payable monthly based on a 30-year amortization schedule.

Sioux City (Hickory and Pierce): Sioux City is in Woodbury County, Iowa at the intersection of Interstate Highway 29 and U.S. Highway 20, approximately 95 miles north of Omaha, Nebraska, and 90 miles south of Sioux Falls, South Dakota. The population is approximately 83,000, and the major employers for Sioux City residents are Gateway (computers), MCI WorldCom (communications), and Mercy Medical Center (medical).

Ozark (Ozark): Ozark is in Franklin County, Arkansas on Interstate Highway 40 approximately 25 miles east of Fort Smith. The population is approximately 3,500, and the major employers for Ozark residents are Honey Suckle White (meat processors), Great Lakes Carbon (manufacturing), and Arkansas Valley Electric Co-op.

Stroud (Stroud): Stroud is in Lincoln County, Oklahoma at the intersection of Interstate Highway 44 and State Highway 99, approximately 40 miles east of Oklahoma City. The population is approximately 2,500, and the major employers for Stroud residents are Sigma (health care), Paramount Apparel, and Midway Machine.

Tahlequah (Tahlequah): Tahlequah is the county seat of Cherokee County, Oklahoma and is located at the intersection of U.S. Highway 62 and State Highway 51, approximately 50 miles southeast of Tulsa. The population is approximately 10,500, and the major employers for Tahlequah residents are Tahlequah City Hospital, Northeastern State University, and Cherokee Nation.

-------------------------------------------------------------------------------------------------------------------
                                                                                   SHARING RATIOS:
LOCAL            LOCAL                            LOCAL GENERAL   SHARING RATIOS:  ALLOCATIONS (4)   SERIES 7's
LIMITED          GENERAL         PROPERTY         PARTNER         CASH FLOW (3)    AND SALE OR       CAPITAL
PARTNERSHIP      PARTNERS        MANAGER (1)      DEVELOPMENT                      REFINANCING       CONTRIBUTION
                                                  FEE (2)                          PROCEEDS (5)      (6)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
HICKORY          Lewis F.        Oakleaf Real     $250,000        Series 7: 15%    99.98/.01/.01     $663,473
                 Weinberg (7)    Estate                           but not          30/70
                                 Management (9)                   greater than
                 Weinberg                                         $3,000
                 Investments,                                     LGP: 70% of
                 Inc. (7)                                         the balance
                                                                  The balance:
                 Sioux Falls                                      30/70
                 Environmental
                 Access, Inc. (8)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
OZARK            ERC             ERC Properties,  $256,922        Series 7: 15%    99.98/.01/.01     $314,040
                 Properties,     Inc. (10)                        but not less     25/75
                 Inc.                                             than $1,000
                 (10)                                             LGP: 70% of
                                                                  the balance
                                                                  The balance:
                                                                  30/70
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
PIERCE           Lewis F.        Oakleaf Real     $605,000        Series 7: 15%    99.98/.01/.01     $1,486,795
                 Weinberg (7)    Estate                           but not          30/70
                                 Management (9)                   greater than
                 Weinberg                                         $7,500
                 Investments,                                     LGP: 70% of
                 Inc. (7)                                         the balance
                                                                  The balance:
                 Sioux Falls                                      30/70
                 Environmental
                 Access, Inc. (8)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
STROUD           ERC             ERC Properties,  $187,073        Series 7: 15%    99.98/.01/.01     $631,690
                 Properties,     Inc. (10)                        but not less     25/75
                 Inc.                                             than $1,000
                 (10)                                             LGP: 70% of
                                                                  the balance
                                                                  The balance:
                                                                  30/70
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
TAHLEQUAH        ERC             ERC Properties,  $142,336        Series 7: 15%    99.98/.01/.01     $375,226
                 Properties,     Inc. (10)                        but not less     25/75
                 Inc.                                             than $1,000
                 (10)                                             LGP: 70% of
                                                                  the balance
                                                                  The balance:
                                                                  30/70
-------------------------------------------------------------------------------------------------------------------

(1) Each local limited partnership will employ either its local general partners or an affiliate of its local general partners, or a third party, as a property manager for leasing and management of the apartment complex. The maximum fee payable is determined pursuant to lender regulations.

                                       3

(2) Each local limited partnership will pay its local general partners or an affiliate of its local general partners a development fee in the amount set forth, for services incident to the development and construction of the apartment complex. Services include: negotiating the financing commitments for the apartment complex, securing necessary approvals and permits for the development and construction of the apartment complex, and obtaining allocations of low income housing tax credits. This payment will be made in installments after receipt of each installment of the capital contributions made by Series 7.

(3) Reflects the amount of the net cash flow from operations, if any, to be distributed to Series 7 and the local general partners of each local limited partnership for each year of operations. Net cash flow generally is equal to the excess of revenues over expenses, including the property manager's fee.

(4) Subject to certain special allocations, reflects the respective percentage interests in profits, losses and low income housing tax credits of (i) Series 7,
(ii) WNC Housing, L.P., an affiliate of WNC & Associates, Inc. which is the special limited partner, and (iii) the local general partners.

(5) Reflects the percentage interests in any net cash proceeds from sale or refinancing of the apartment complex of (i) Series 7, and (ii) the local general partners. Net cash proceeds from sale or refinancing of the apartment complex is equal to the sale proceeds less payment of the mortgage loan and other local limited partnership obligations.

(6) Series 7 normally will make its capital contributions to a local limited partnership in stages, with each contribution due when certain conditions regarding construction or operations of the apartment complex have been fulfilled. In the case of a completed apartment complex, Series 7 may pay its capital contributions in full at the time of its acquisition of the local limited partnership. Series 7 expects to negotiate adjuster provisions providing for a reduction in the capital contributions in the event the tax credits are less than originally anticipated. See "Investment Policies" and "Terms of the Local Limited Partnership Agreements" under "Investment Objectives and Policies" in the prospectus.

(7) Lewis F. Weinberg is president of Weinberg Investments, Inc. Since 1970, Weinberg Investments, Inc. has developed 20 affordable housing properties. Mr. Weinberg has represented to Series 7 that he had a net worth in excess of $3,500,000 as of May 31, 2000.

(8) Sioux Falls Environmental Access, Inc. is a South Dakota non-profit corporation which was formed in 1975. It has developed one affordable housing property.

(9) Weinberg Investments, Inc. is the majority owner of Oakleaf Real Estate Management, a South Dakota corporation, which currently manages 15 affordable housing properties consisting of 568 units.

(10) ERC Properties, Inc., an Arkansas corporation which was formed in 1976, will act as both the general partner of the property and as the management company. ERC has developed 119 properties, including 105 affordable properties, and 96 tax credit properties. ERC currently manages all of the affordable properties, which include 4,104 units. ERC currently manages all of the tax credit properties, which include 3,769 units. ERC has represented to Series 7 that it had a net worth in excess of $10,000,000 as of July 1, 2000.

                                       4